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Exhibit 10.2

Exhibit 10.2    Promissory Note with a principal amount of $40 million.

PROMISSORY NOTE

DEFINED TERMS Execution Date:	City and State of Signing:
January 16, 2003	Chicago, Illinois

Loan Amount:	Interest Rate:
$40,000,000.00	5.43% per annum

Borrower: GLR—MEDICAL PROPERTIES ONE, LLC, a Delaware limited liability company

Borrower's Address:	c/o Great Lakes REIT 823 Commerce Drive, Suite 300 Oak Brook, Illinois 60523

Holder: METROPOLITAN LIFE INSURANCE COMPANY, A NEW YORK CORPORATION

Holder's Address: Metropolitan Life Insurance Company
10 Park Avenue
Morristown, New Jersey 07960
Attention:	Senior Vice-President,
Real Estate Investments And
Metropolitan Life Insurance Company 2001 Spring Road, Suite 400 Oak Brook, IL 60523
Attention:	Director
Mortgage Portfolio Services

Maturity Date: February 1, 2013	Advance Date: The date funds are disbursed to Borrower.

Interest Only Period: The period from the Advance Date and ending on the last day of the month in which the Advance Date occurs.	Principal and Interest Installment Date: The first day of the second calendar month following the Advance Date, and the first day of each calendar month thereafter.

Monthly Installment: Equal monthly installments of principal and interest at the Interest Rate each in the amount of $225,361.96

The Monthly Installment is based upon an amortization period of 30 years.	Permitted Prepayment Period: During the 180 day period prior to the Maturity Date, Borrower may prepay the Loan without a Prepayment Fee on 30 days prior written notice. In addition, commencing on the first day of the 61st month following the Advance Date, Borrower may prepay the Loan with a Prepayment Fee on 30 days prior written notice.

Liable Parties: GREAT LAKES REIT L.P., a Delaware limited partnership
Addresses of Liable Parties:	823 Commerce Drive, Suite 300 Oak Brook, Illinois 60523

Late Charge: An amount equal to four cents ($.04) for each dollar that is overdue.
Default Rate: An annual rate equal to the Interest Rate plus four percent (4%).

Note: This Promissory Note. Mortgage: Mortgage, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to Holder. Loan Documents: This Note, the Mortgage and any other documents related to this Note and/or the Mortgage and all renewals, amendments, modifications, restatements and extensions of these documents. Guaranty: Guaranty dated as of the Execution Date and executed by Liable Parties. Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower and Liable Parties in favor of Holder. The Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

        FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder, at Holder's Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

        Capitalized terms which are not defined in this Note shall have the meanings set forth in the Mortgage.

          1.    Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

            (a)  Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate and shall be paid on the first day of the first calendar month following the Advance Date;

            (b)  Commencing on the Principal and Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment; and

            (c)  On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Mortgage and/or any other Loan Documents as well as any future advances under the Mortgage that may be made to or on behalf of Borrower by Holder following the Advance Date (collectively, the "Secured Indebtedness"), shall become immediately payable in full.

        Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

        Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

        2.    Application of Payments.    If no Event of Default has occurred and is continuing, timely made monthly installments of principal and interest shall be applied first to the payment of interest and second to the reduction of principal. If an Event of Default has occurred and is continuing, then at the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

        3.    Security.    The covenants of the Mortgage are incorporated by reference into this Note. This Note shall evidence, and the Mortgage shall secure, the Secured Indebtedness.

        4.    Late Charge.    If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within 10 days after the due date, Holder shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

        5.    Acceleration Upon Default.    At the option of Holder, if Borrower fails to pay any sum specified in this Note within ten (10) days after the due date, or if an Event of Default occurs, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the "Accelerated Loan Amount") shall become immediately due and payable.

        6.    Interest Upon Default.    The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

        7.    Limitation on Interest.    The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder's election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

        8.    Prepayment.    Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Note except as expressly set forth in the Loan Documents. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice, as such date may be extended by Borrower solely as a result of the extension of the date for the closing of a sale transaction the proceeds of which are to be used to prepay all or any portion of the Loan Amount, or rescinded in the event that such closing does not occur.

        9.    Prepayment Fee.    (a) Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, (ii) the application of money to the principal of the Loan after a casualty or condemnation, or (iii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee (as hereinafter defined).

        (b)    The "Prepayment Fee" shall be the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by the difference between (x) and (y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate compounded semi-annually, and (y) is the amount of the principal then outstanding, or (B) one percent (1%) of the amount of the principal being prepaid.

        (c)    The "Treasury Rate" shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading "U.S. Government Securities—Treasury Constant Maturities" for the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment.

        (d)    The "Prepayment Ratio" shall be a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding.

        (e)    At any time, including prior to the first day of the sixty-first (61st) month after the Advance Date, if as set forth in and pursuant to the terms of one or more of the following as such may occur one or more times (i) that certain Ground Lease made by and between Advocate Health and Hospitals Corporation, an Illinois not-for-profit corporation ("Advocate"), as landlord, and Borrower, as tenant relating to the premises commonly known as the Good Samaritan Medical Office Buildings, Downers Grove, Illinois ("Good Samaritan I and II") dated as of October 1, 2002, (ii) that certain Ground Lease made by and between Advocate, as landlord, and Borrower, as tenant, relating to the premises commonly known as the Good Shepherd Medical Office Buildings, Barrington, Illinois ("Good Shepherd I and II") dated as of October 1, 2002, (iii) that certain Ground Lease made by and between Advocate, as landlord, and Borrower, as tenant, relating to the premises commonly known as the Christ Medical Office Building, Oak Lawn, Illinois ("Christ POB") dated as of October 1, 2002, (iv) that certain Ground Lease made by and between Advocate, as landlord, and Borrower, as tenant, relating to the premises commonly known as the Trinity Medical Office Building, Chicago, Illinois ("Trinity POB") dated as of October 1, 2002, (v) that certain Ground lease made by and between Advocate, as landlord, and Borrower, as tenant, relating to the premises commonly known as the South Suburban Medical Office Building, Hazel Crest, Illinois ("South Suburban POB") dated as of October 1, 2002, (vi) that certain Development Rights Agreement made by and between Advocate and Great Lakes REIT, L.P. dated as of October 1, 2002 relating to Good Samaritan I and II and other property, (vii) that certain Development Rights Agreement made by and between Advocate and Great Lakes REIT, L.P. dated as of October 1, 2002 relating to Good Shepherd I and II and other property, (viii) that certain Development Rights Agreement made by and between Advocate and Great Lakes REIT, L.P. dated as of October 1, 2002 relating to the Christ POB and other property, (ix) that certain Development Rights Agreement made by and between Advocate and Great Lakes REIT, L.P. dated as of October 1, 2002 relating to the Trinity POB and other property, or (x) that certain Development Rights Agreement made by and between Advocate and Great Lakes REIT, L.P. dated as of October 1, 2002 relating to the South Suburban POB and other property, Borrower exercises its right to require that Advocate repurchase one or more office buildings, or Advocate exercises its right to repurchase one or more office buildings, Borrower shall be obligated to prepay with a Prepayment Fee the amount of the principal balance that is outstanding at the time of such prepayment and which is allocated to the property being repurchased (as such allocation is set forth in Exhibit C of the Mortgage) multiplied by the allocation factor set forth below with respect to such property:

Property	Allocation Factor
Good Samaritan I and II	1.20
Good Shepherd I and II	1.20
Christ POB	1.10
Trinity POB	1.0
South Suburban POB	1.0

        For example, if any such condition occurs, Borrower shall be obligated to prepay $15,845,250.00, the product obtained by multiplying the outstanding principal balance under this Note at the time of such prepayment (which is assumed for purposes of this example to be $37,000,000.00) times 35.6875% (the proportion of the principal balance of this Note allocated to the property subject to such condition which is assumed to be Good Samaritan I and II), times 1.20 (the allocation factor applicable to such property) [$37,000,000.00 × 35.6875% = 13,204,375.00 × 1.20 = $15,845,250.00]. In such instance, the Prepayment Fee shall be calculated on the payment of $15,845,250.00.

        As used in this Section 9, the term "Advocate" shall mean Advocate Health and Hospitals Corporation, an Illinois not-for-profit corporation, and its successors and assigns.

        (f)    Commencing on the first day of the thirteenth (13th) month following the Advance Date, Borrower may sell the property commonly known as 1020 East Ogden Avenue, Naperville, Illinois (the "Naperville Property") to an unrelated third party provided that the following conditions are satisfied: (i)  there shall be no Event of Default under the Loan Documents, the Indemnity Agreement or the Guaranty at the time of the Transfer; and (ii) the Borrower shall prepay, with a Prepayment Fee the then outstanding principal balance allocated to the Naperville Property in the Mortgage multiplied by 1.10. An example of such calculation is set forth in Section 9(e).

        (g)    Except as set forth in this Section 9, the Borrower shall have no right to a partial release of any of such of the property that secures the Borrower's obligations under this Note or the other Loan Documents, or to partially prepay the Loan.

        10.    Waiver of Right to Prepay Note Without Prepayment Fee.    Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment, shall, to the extent permitted by law, include the Prepayment Fee. Borrower agrees that the Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prohibited prepayment of the Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

        BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER ILLINOIS LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE MORTGAGE, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 9. BY EXECUTING THIS NOTE, BORROWER AGREES THAT HOLDER'S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

        11.    Liability of Borrower.    Upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrower. However, nothing contained in this section shall limit the rights of Holder to proceed against Borrower or the Liable Parties, if any, (i) to enforce any Leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or waste; (iii) to recover any condemnation proceeds or insurance proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower that are part of the collateral for the Loan or prepaid rents for a period of more than 30 days which have not been delivered to Holder; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article VI of the Mortgage pertaining to hazardous materials or the Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Mortgage excluding any amount expended by Holder in connection with the foreclosures of the Mortgage; (viii) to recover damages arising from Borrower's failure to comply with Section 8.01 of the Mortgage pertaining to ERISA; and/or (ix) if and to the extent that Holder does not require the deposit of Impositions or Premiums pursuant to Section 2.05 of the Mortgage, to recover any Impositions or Premiums not paid by the Borrower.

        The limitation of liability set forth in this Section 11 shall not apply and the Loan shall be fully recourse in the event that prior to the repayment of the Secured Indebtedness, Borrower commences a voluntary bankruptcy or insolvency proceeding. In addition, this agreement shall not waive any rights which Holder would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Secured Indebtedness or to require that the Property shall continue to secure all of the Secured Indebtedness.

        12.    Waiver by Borrower.    Borrower and others who may become liable for the payment of all or any part of the Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

        13.    Exercise of Rights.    No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.

        14.    Fees and Expenses.    If Borrower defaults under this Note, Borrower shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney's fee. This obligation is subject to Section 11.

        15.    No Amendments.    This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower.

        16.    Governing Law.    This Note is to be construed and enforced in accordance with the laws of the State.

        17.    Construction.    The words "Borrower" and "Holder" shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

        18.    Notices.    All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Mortgage.

        19.    Time of the Essence.    Time shall be of the essence with respect to all of Borrower's obligations under this Note.

        20.    Severability.    If any provision of this Note should be held unenforceable or void, then that provision shall be deemed severable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum greater than $10,000.00, then Holder may, at its option, declare the Secured Indebtedness (together with the Prepayment Fee) immediately due and payable.

        IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

GLR—MEDICAL PROPERTIES ONE, LLC, a Delaware limited liability company
By:	GREAT LAKES REIT, L.P., a Delaware limited partnership
Its:	Managing Member
By:	GREAT LAKES REIT, a Maryland Real Estate Investment Trust
Its:	General Partner
By:	/s/ JAMES HICKS
James Hicks
Its:	Treasurer and Chief Financial Officer

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  Exhibit 10.2